Exhibit 99.2
N e w s R e l e a s e

FOR IMMEDIATE RELEASE January 12, 2010
Newfield Exploration Company 363 N. Sam Houston Parkway E. Suite 100 Houston, Texas 77060	Anadarko Petroleum Corporation 1201 Lake Robbins Drive The Woodlands, TX 77380

NEWFIELD CONTACT: STEVE CAMPBELL (281) 847-6081 info@newfield.com	ANADARKO CONTACTS: JOHN COLGLAZIER (832) 636-2306 john.colglazier@anadarko.com JOHN CHRISTIANSEN (832) 636-8736 john.christiansen@anadarko.com

NEWFIELD AND ANADARKO ANNOUNCE JOINT TRANSACTION IN THE

MAVERICK BASIN IN SOUTHWEST TEXAS

HOUSTON, Jan. 12, 2010 – Newfield Exploration Company (NYSE: NFX) and Anadarko Petroleum Corporation (NYSE: APC) announced today a joint transaction to acquire TXCO Resources Inc.’s (TXCO) assets in the Maverick Basin of Southwest Texas for up to $310 million. The final amount will be determined at closing, which is expected in mid-February 2010. The closing is subject to bankruptcy court approval.

According to the terms of the transaction, a wholly owned subsidiary of Anadarko will acquire more than 80,000 net acres in this basin from TXCO for approximately $93 million and increase its operated working interest in these properties to 75 percent.

Newfield will acquire substantially all of TXCO’s remaining assets in the Maverick Basin, which include more than 350,000 gross acres (300,000 net acres), for approximately $217 million. Current net production of the assets to be acquired by Newfield is 1,500 BOEPD, of which two-thirds is oil. The acreage has multiple geologic targets, primarily in the Eagleford and Pearsall formations.

Newfield President and CEO Lee K. Boothby said, “This acquisition is consistent with our goal of focusing on large, domestic plays of scale. Including this transaction, we have added more than 500,000 net acres in long-lived resource plays over the last several months. Our acquisition of TXCO’s assets will mark an entry into the Maverick Basin and provide us with a deep inventory of potential locations – both oil and gas. We have been active in South Texas for more than a decade and our people have a proven track record of success. We will ensure that our team is focused on the right assets in this region to create long-term value for our shareholders. We expect to have an active drilling program in 2010.”

Bob Daniels, Anadarko Sr. Vice President, Worldwide Exploration, stated, “The additional interest being acquired increases our position in this program and should afford Anadarko strong growth opportunities in the high-potential emerging Eagleford and Pearsall shale plays. The enhanced liquids yield we’ve encountered to date in the Eagleford offers significant value and balances the dry gas opportunities found in the Pearsall. We have been very encouraged with our early results, are pleased to add to our existing 180,000 net acres in this area and look forward to continued success.”

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2008, the company had approximately 2.3 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The companies believe that their expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including drilling risks, the ability to execute on production and development plans and the ability to consummate the transactions described in this release. See “Risk Factors” in the companies’ 2008 Annual Reports on Form 10-K and other public filings and press releases from the companies. The companies undertake no obligation to publicly update or revise any forward-looking statements.